                                                                EXHIBIT 10.1

MEMORANDUM OF AGREEMENT made as of the 1st day of December, 1998.


BETWEEN:

                  DIVERSIFIED COSMETICS INTERNATIONAL INC., a corporation incorporated pursuant to the laws of the Province of Alberta.

                  (hereinafter referred to as the Licensor")

                                 -and-

                  SOFTNET INDUSTRIES, INC., a corporation incorporated pursuant to the laws of the State of De1aware.

                  (hereinafter referred to as the "Licensee")

                      LICENCE AND OPTION TO SELL AGREEMENT

         WHEREAS The Licensor has agree to license certain computer software and other intellectual property rights to the Licensee;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements herein contained the parties hereto agree as follows:

1. The Licensor represents that it has all rights to the computer software and related intellectual property rights being herein collectively referred to as the "Software") described in Schedule "A" hereto, and has the right, power and authority to enter into this Agreement.

2. The Licensor agrees to license the software to the Licensee and the Licensee agrees to license the Software from the Licensor, upon the terms and conditions hereinafter set out.

3. The term of this license shall be for a period of five years commencing from December 1, 1998.

4. At all times during the term of the license and thereafter (unless the Licensee exercises

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the Option described hereinafter) the Software shall be and remain the property of the Licensor.

5. In consideration of the license of the Software the Licensee agrees to pay to the Licensor a royalty (the "Royalty") equal to TEN (1O%) PERCENT of the Net Revenues (as hereinafter defined) of the Licensee from the use, in any way whatsoever, of the Software. For the purposes of this Agreement, the term "Net Revenues" shall mean the total revenues received by or for the benefit of the Licensee (or any subsidiary or affiliate of the Licensee) through the use, in any way, or as a result of the Software, less all direct costs associated therewith (excluding the Royalty) and a reasonable allocation of administrative costs, but without deduction of any income taxes.

6. The Royalty shall be paid by the Licensee on a quarterly basis, within 30 days of the end of each fiscal quarter of the Licensee. Together with each Royalty payment the Licensee shall provide the Licensor with a report providing details of the calculation of the amount of the Royalty.

7. Within 60 days of each of the first, second and third fiscal quarters of the Licensee in each year, the Licensee shall provide the Licensor with financial statement of the Licensee for such period prepared in accordance with generally accepted accounting principles. Within 140 days of the end of each fiscal year of the Licensee the Licensee shall provide the Licensor with audited financial statements for such fiscal year prepared in accordance with generally accepted accounting principles and generally accepted auditing standards.

8. The Licensor may, at its own expense, verify or audit any of the Licensee's calculations of the Royalty and the Licensee shall provide access to all records and personnel necessary for such verification or audit. If the verification or audit shall reveal an understatement by the Licensee in excess of 5% the Licensee shall pay all costs of the verification or audit.

9. Any overdue license payments or other amount required to be paid to the Licensor hereunder shall bear interest at the rate of TEN (1O %) PERCENT per annum.

10. The Licensor shall have the right and option (the "Option") at any time during the term of this Agreement to sell to the Licensee, and to compel the Licensee to purchase the Software for a purchase price to be paid by the Licensee issuing to the Licensor 2,500,000 Common Shares in the capital stock of the Licensee.

11. The Option shall expire seven (7) days after the expiry of the term of the license.

12. In the event that the Licensee makes any modifications improvements or additions to the Software then such modifications, improvements and/or additions shall be deemed to form part of the Software and shall be and become the property of the Licensor upon their creation.

13. The Licensee shall be responsible for all costs of registering and or enforcing the proprietary rights associated with the Software together with additional development, marketing and operating costs from the date hereof and the Licensor and Licensee shall cooperate, each with the other in all situations.

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14. Notwithstanding Section 9 and subject to Section 21, if the Licensee fails to make a license payment when due, or otherwise is in default of the Agreement, then if such default is not remedied either by the Licensee within 14 days of receiving notice of such default the Licensor shall have the right to terminate this license immediately and to take immediate possession and delivery of the Software. Such remedy is in addition to, and not in substitution for, any other remedies that the Licensor may have at law or under this Agreement.

15. Upon the termination of this license by the expiry of its termination, the Licensee, shall deliver the Software to the Licensor together with all documentation associated therewith, as it directs, within seven (7) days of the termination, unless the Licensee has exercised the Option.

16. Any notice required or permitted to be given hereunder shall be effectively given if sent by facsimile transmission (fax) or delivered personally or by prepaid courier, addressed to

         AS TO THE LICENSOR:
         1103 Toronto Dominion Tower
         Edmonton Center
         Edmonton Alberta
         T5J 2Z1

         Fax Number (403) 426-1293

         AS TO THE LICENSEE:
         c/o 4505 South Wasatch Blvd
         Suite 330
         Salt Lake City, Utah
         84124

         Fax Number: (801) 274-8200

         Any such notice by facsimile transmission shall be deemed to have been given and received one (l) business day (excluding Saturday and Sundays and statutory holidays) following the day on which it is transmitted. If delivered personally or by prepaid courier it shall be deemed to have been given and received on the day delivered.

17. Time shall be of the essence of this Agreement.

18. The parties hereto agree to execute such other documents and do such other things as may be required to give full force and effect to this Agreement.

19. The Licensor may assign its interest under this Agreement without the consent of the Licensee.

20. The Licensee may not assign its interests under this Agreement without the prior written consent of the Licensor.

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21. If at any time during the term of this license the Licensee commits an act of bankruptcy, becomes insolvent, makes an assignment or proposal under the Bankruptcy Act, or its business or assets are the object of the appointment of a receiver or receiver-manager, then this license shall be automatically and forthwith terminated without notice and the Licensor shall have the right to take immediate possession and delivery of the Software.

22. This Agreement shall be governed and construed in accordance with the laws of the Province of A1berta.

23. This Agreement shall be binding upon and enure to the benefit of the parties hereto, their respective successors and permitted assigns.

24. Time shall be of the essence of this Agreement.

25. The parties agree to execute such further or other documents as may be necessary or desirable to give effect to this Agreement and to cooperate with each other with respect to obtaining the regulatory approvals.

26 This Agreement constitutes the entire Agreement between the parties hereto respecting the subject matters hereof and supercedes all prior and contemporaneous agreement understandings, negotiations and discussions and representations, whether written or oral, respecting the subject matters hereof.

            IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year above written.

                                    DIVERSIFIED COSMETICS INTERNATIONAL, INC.


                                    PER:    /S/ Doug Slamko
                                            ----------------------------------

                                    SOFTNET INDUSTRIES, INC.



                                    PER:    /S/ Robert Wallace
                                            ----------------------------------


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                                   SCHEDULE A

1. All software and source codes, including any software development.
2. Any domain names associated with the software.
3. All or any web sites under the control under the control or ownership of Diversified Cosmetics which pertain to any aspect of the software.
4. All or any trademarks associated with the software.
5. All technical specifications, documentation and/or manuals associated with the development of the software.